Exhibit 99.1

ANI Pharmaceuticals Announces Closing of 3.00% Convertible Senior Notes and Full Exercise of Over-Allotment Option

BAUDETTE, Minnesota (December 10, 2014) - ANI Pharmaceuticals, Inc. (NASDAQ: ANIP) (the "Company") today announced that it has closed an underwritten public offering of its 3.00% Convertible Senior Notes due 2019 (the "Notes") in the aggregate principal amount of $143.75 million, which includes the full exercise of the underwriters' over-allotment option to purchase $18.75 million of Notes.

Net proceeds from the sale of the Notes, including the over-allotment option exercise and after deducting underwriting discounts and estimated expenses, was approximately $138.3 million. The Company expects to use approximately $15.6 million of the net proceeds of the offering of the Notes to pay the cost of the convertible note hedge transaction, after such cost is partially offset by the proceeds of the warrant transaction, to raise the effective initial conversion price of the Notes, solely from the Company's perspective, to $96.21 per share.

Guggenheim Securities, LLC and Nomura Securities International, Inc. acted as joint book-running managers for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About ANI Pharmaceuticals, Inc.

ANI Pharmaceuticals, Inc. is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products.

Forward-Looking Statements

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about price increases, the Company's future operations, products, financial position, operating results and prospects, the Company's pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may face with respect to importing raw materials; increased competition; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

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More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this press release speak only as of the date of this press release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Investor Relations

(218) 634-3608

IR@anipharmaceuticals.com

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